Exhibit 10.1

Non-Employee Director Compensation Policy

The following table sets out fees to be paid to non-employee directors of our Company for their services as Board members during Fiscal 2008:

Name	Amount
Kristine F. Hughes (Chairperson)	$145,962
Pauline Hughes Francis	$54,801
Robert K. Bowen	$38,625
Larry A. Deppe	$42,655

Non-employee directors also receive health and life insurance coverage.  Board members have the option to receive life insurance coverage in the amount of $500,000.  We do not pay any fees for attendance at Committee meetings.  Board members who are also employees of our Company do not receive any directors’ fees.